SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2024

Swiftmerge Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-41164	98-1582153
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Executive Suite

4318 Forman Ave

Toluca Lake, CA, 91602

(Address of principal executive offices, including zip code)

(424) 431-0030

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A Ordinary Share, $0.0001 par value, and one-half of one redeemable warrant	IVCPU	The Nasdaq Share Market LLC
Class A Ordinary Shares included as part of the units	IVCP	The Nasdaq Share Market LLC
Redeemable Warrants included as part of the units, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	IVCPW	The Nasdaq Share Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 15, 2024, the shareholders of Swiftmerge Acquisition Corp. (the “Company”) at the reconvened extraordinary general meeting of the Company which had been adjourned from March 13, 2024 (the “Meeting”) approved an amendment (the “Second Trust Amendment”) of that certain investment management trust agreement, dated December 17, 2021, as amended on June 15, 2023 (the “Trust Agreement”), by and between the Company and Continental Share Transfer & Trust Company, a New York corporation, as trustee (“Continental”), to change the date on which Continental must commence liquidation of the trust account established in connection with the Company’s initial public offering (the “Trust Account”) to the earliest of (i) the Company’s completion of an initial business combination and (ii) June 17, 2025 (the “Extension Date”).

The foregoing description is qualified in its entirety by the full text of the Second Trust Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Meeting, the Company’s shareholders approved a proposal to amend the Company’s amended and restated memorandum and articles of association (the “Articles”) to provide the Company with the right to extend the date by which the Company must consummate its initial business combination (the “Extension”), from March 15, 2024 to June 17, 2025 (the “Extension Amendment Proposal”).

The Company’s shareholders also approved a proposal (the “NTA Requirement Amendment Proposal”) to amend the Articles of Association to delete: (i) the limitations that the Company shall not consummate a business combination (as defined in the Articles of Association) if it would cause the Company’s net tangible assets (“NTAs”) to be less than $5,000,001; and (ii) the limitations that the Company shall not redeem or repurchase its ordinary shares in an amount that would cause the Company’s NTAs to be less than $5,000,001 following such redemptions or repurchases, as applicable (the “NTA Requirement”).

The foregoing description of the amendments to the Articles is qualified in its entirety by the full text of the Amendments to the Amended and Restated Memorandum and Articles of Association, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Meeting, holders of 6,124,808 of the Company’s 7,871,910 ordinary shares were present in person or represented by proxy, which represented approximately 77.8% of the ordinary shares issued and outstanding and entitled to vote as of the record date of February 26, 2024.

At the Meeting, the Company’s shareholders approved the following items: (i) the Extension Amendment Proposal; (ii) the Trust Amendment Proposal; (iii) the NTA Requirement Amendment Proposal; and (iv) a proposal to approve the adjournment of the Meeting to a later date or dates if necessary (such proposal, the “Adjournment Proposal”).

Set forth below are the final voting results for each of the proposals presented at the Meeting:

Approval of Proposal 1 - Extension Amendment Proposal

Votes For	Votes Against	Abstentions
5,893,439	231,364	5

Approval of Proposal 2 - Trust Amendment Proposal

Votes For	Votes Against	Abstentions
5,893,439	231,364	5

Approval of Proposal 3 - NTA Requirement Amendment Proposal

Votes For	Votes Against	Abstentions
5,784,155	229,284	111,369

Approval of Proposal 4 - Adjournment Proposal

Votes For	Votes Against	Abstentions
5,795,220	218,219	111,369

In connection with the vote to approve the Extension Amendment Proposal, the holders of 1,031,997 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.92 per share, for an aggregate redemption amount of approximately $11.3 million. After the satisfaction of such redemptions, the Company expects the balance in the Trust Account will be approximately $13.3 million.

As a result of the redemptions described above, there are an aggregate of 4,589,913 Class A Ordinary Shares outstanding.

Under Cayman Islands law, the amendments to the Articles took effect immediately upon approval by the shareholders of the Extension Amendment Proposal, Trust Amendment Proposal and the NTA Requirement Amendment Proposal.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Amendments to the Amended And Restated Memorandum and Articles of Association of Swiftmerge Acquisition Corp.

10.1	Second Amendment to the Investment Management Trust Agreement, dated March 15, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWIFTMERGE ACQUISITION CORP.

	By:	/s/ John S. Bremner
	Name:	John S. Bremner
	Title:	Chief Executive Officer

Dated: March 18, 2024

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